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                                                                      EXHIBIT 12

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                           NINE MONTHS                 YEAR ENDED DECEMBER 31,
                                              ENDED          -------------------------------------------
                                        SEPTEMBER 28, 1996    1995      1994     1993     1992     1991
                                        ------------------   -------   ------   ------   ------   ------
                                                                    (DOLLAR AMOUNTS IN MILLIONS)
Net earnings..........................        $1,980         $ 2,261   $1,918   $1,478   $1,251   $1,125
Provision for income taxes............           900           1,071      896      664      415      362
Minority interest.....................            59              81      109      114       14       (7)
                                              ------         -------   ------   ------   ------   ------
Earnings before income taxes and
  minority interest...................         2,939           3,413    2,923    2,256    1,680    1,480
                                              ------         -------   ------   ------   ------   ------
Fixed charges:
  Interest and discount...............         5,121           6,520    4,464    3,503    3,713    4,280
  One-third of rentals................           126             170      153      138       90       34
                                              ------         -------   ------   ------   ------   ------
Total fixed charges...................         5,247           6,690    4,617    3,641    3,803    4,314
                                              ------         -------   ------   ------   ------   ------
Less interest capitalized, net of
  amortization........................            26              21        9        4        6        7
                                              ------         -------   ------   ------   ------   ------
Earnings before income taxes and
  minority interest plus fixed
  charges.............................        $8,160         $10,082   $7,531   $5,893   $5,477   $5,787
                                              ======         =======   ======   ======   ======   ======
Ratio of earnings to fixed charges....          1.56            1.51     1.63     1.62     1.44     1.34
                                              ======         =======   ======   ======   ======   ======
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